Exhibit 10.29(d)

THIRD AMENDMENT

            This Third Amendment is dated as of July 19, 2007 by and between The Vail Corporation (d/b/a Vail Associates, Inc.) (“VA”) and William A. Jensen (“Executive”).

RECITALS

            A.        VA and Executive are parties to that certain Employment Agreement, dated as of May 1, 1997, as amended by the First Amendment, dated as of August 1, 1999, and the Second Amendment, dated as of July 22, 1999 (collectively “Employment Agreement”), whereby Executive agreed to render certain services and serve in the employ of VA under the terms and conditions provided for in the Employment Agreement; and

            B.         VA and Executive wish to amend certain terms and conditions of the Employment Agreement as hereinafter provided.  All terms not defined herein shall have the meaning given in the Employment Agreement.

COVENANTS

            NOW THEREFORE, the parties agree hereto as follows:

         1.         Section 2(g) is hereby amended to add the following language as a new paragraph after the fifth full paragraph of Section 2(g):

“Notwithstanding the foregoing, Executive shall have the right to purchase VA’s interest in the Residence at any time during the term of the Employment Agreement by providing VA notice of such intent to purchase.  Upon closing of the purchase of VA’s interest in the Residence by Executive, VA shall be entitled to receive its proportionate share of the appraised price, net of actual normal and customary closing costs incurred in connection with such purchase (e.g. title insurance premiums, transfer taxes, etc.) and material home improvements, each in accordance with the terms set forth herein.”

          2.             This Third Amendment shall be binding upon Executive, his spouse as acknowledged and agreed below, and the heirs, estate and personal representatives of Executive.  This Third Amendment shall run with the Residence and shall survive the termination or expiration of the Employment Agreement.  This Third Amendment may be disclosed to all persons and entities as necessary to enforce its terms or as may be required by law, including without limitation proxy statements of VA’s parent company or otherwise, and VA, in its sole and absolute discretion, may record this Third Amendment in the office of the Clerk and Recorder of Eagle County, Colorado.

          3.              All other terms and conditions stated in the Employment Agreement shall remain in full force and effect.  To the extent there is any conflict between the terms of this Third Amendment and the terms of the Employment Agreement, the terms of this Third Amendment shall control.

            IN WITNESS whereof, the parties have executed this Third Amendment as of the day first written above.

EXECUTIVE:                                                            THE VAIL CORPORATION (d/b/a VAIL ASSOCIATES, INC.)

/s/ William A. Jensen______               By:  /s/ Robert A. Katz

William A. Jensen                       Name:     Robert A. Katz
                   Its:       CEO

ACKNOWLEDGED AND AGREEMENT BY CHERYL S. ARMSTRONG-JENSEN.

I, Cheryl S. Armstrong-Jensen, acknowledge that although I am not a party to the Employment Agreement or this Third Amendment, I specifically agree that, in connection with any ownership interest that I may have or hereafter acquire in the Residence, I will be bound by the terms of this Third Amendment and agree to cooperate with VA and Executive such that the terms of this Third Amendment may be fully performed for the benefit of VA.

   /s/ Cheryl S. Armstrong-Jensen                              Date:     7/19/07

Cheryl S. Armstrong-Jensen